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NEWS RELEASE

For more information contact:

NORMAN W. NOLEN                                      STEVE GRANT
(713) 439-9400                                       (713) 462-7300

WEATHERFORD INTERNATIONAL                            ENTERRA CORPORATION
1360 POST OAK BOULEVARD                              13100 NORTHWEST FWY.
SUITE 1000                                           SIXTH FLOOR
HOUSTON, TEXAS  77056                                HOUSTON, TEXAS 77040

JOINT PRESS RELEASE FOR IMMEDIATE DISTRIBUTION


                        WEATHERFORD AND ENTERRA TO MERGE

         Houston, TX (June 26, 1995) -- Weatherford International Incorporated (NYSE-WII) and Enterra Corporation (NYSE-EN) jointly announced today the signing of a definitive agreement providing for the merger of the two companies. The boards of directors of the two companies approved the merger agreement at meetings held on Friday, June 23, 1995. Pursuant to the terms of the merger agreement, 1.69 Weatherford shares (or 0.845 shares after giving effect to the reverse stock split discussed below) will be issued in exchange for each share of Enterra. The exchange ratio is fixed and will not be adjusted for changes in the market price of either company's common stock. Following the merger, the former Enterra stockholders will own approximately 46% of the combined entity, which will be known as "Weatherford/Enterra, Inc."

         Contemporaneously with the merger, Weatherford will effect a 1-for-2 reverse stock split. Following the merger and the reverse stock split, Weatherford/Enterra will have approximately 50.6 million shares outstanding. The transaction is subject to approval by the shareholders of both companies and lender and regulatory approvals. Closing of the transaction is anticipated to occur before year-end. The companies expect that the transaction will be accounted for as a pooling of interests.

         The board of directors of the combined company will consist of ten directors, five of whom will be former Weatherford directors and five of whom will be former Enterra directors. Philip Burguieres, Chairman, President and CEO of Weatherford, will serve as Chairman, President and CEO of Weatherford/Enterra.

         "The combination of these two quality companies affords excellent opportunities for our shareholders, employees and customers and should provide significant operational and financial combination benefits," Burguieres stated. "With total assets in excess of $1 billion and total annual revenues in excess of $850 million, Weatherford/Enterra will rank in the top tier of oilfield service companies. The new company will be recognized as
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an industry leader in each of its six core businesses - Rental and Fishing Tool
Services, Tubular Handling Services, Cementation Products, Gas Compression, Pipeline Services, and Energy Products -- with over 200 locations and over 6,000 employees worldwide." D. Dale Wood, Chairman, President & CEO of Enterra added that "This transaction provides an exciting opportunity for Enterra's shareholders and is consistent with the company's long-term strategic goals. Weatherford/Enterra's expanded base of complementary services and products will enable us to better serve our customers, who desire more services and products from fewer vendors at more competitive prices."

         Weatherford is a Houston, Texas based diversified international energy service and manufacturing company that provides tubular handling services, fishing and rental tool services, cementation products and other specialized equipment to the oil and gas industry. Enterra, also based in Houston, Texas, is a worldwide provider of specialized services and products to the oil and gas exploration, production and transmission industries.



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